Exhibit 99.1

DASAN ZHONE SOLUTIONS, INC.

NON-QUALIFIED INDUCEMENT STOCK OPTION GRANT NOTICE AND

STOCK OPTION AGREEMENT

As an inducement material to the decision by the individual listed below (“Participant”) to accept employment with DASAN Zhone Solutions, Inc., a Delaware corporation (the “Company”), and pursuant to that certain employment agreement entered into by and between Participant and the Company, dated as of August 1, 2020, the Company hereby grants to Participant an option to purchase the number of shares of the common stock of the Company set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth in this Non-Qualified Inducement Stock Option Grant Notice (the “Grant Notice”) and in the Non-Qualified Inducement Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), which is incorporated herein by reference. This Option is made and granted as a stand-alone award and is not granted under or pursuant to the DASAN Zhone Solutions, Inc. 2017 Incentive Award Plan (as amended from time to time, the “Plan”).  However, for convenience purposes, unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	Charles Daniel Vogt
Grant Date:	August 1, 2020
Vesting Commencement Date:	August 1, 2020
Exercise Price per Share:	$10.11
Total Exercise Price:	$1,497,776
Total Number of Shares Subject to the Option:	148,148
Expiration Date:	July 31, 2030

Type of Option: ☒   Non-Qualified Stock Option

Vesting Schedule:

33% of the original number of shares subject to the Option shall vest on the first anniversary of the Vesting Commencement Date, and the remaining shares subject to the Option shall vest in 24 substantially equal monthly installments thereafter, subject to Participant’s continuous service as an Employee, Director or Consultant through each such vesting date, so that all of the shares subject to the Option shall be vested on the third (3rd) anniversary of the Vesting Commencement Date.

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By his or her signature below, Participant agrees to be bound by the terms and conditions of the Agreement and this Grant Notice. Participant has reviewed the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Grant Notice or the Agreement.

DASAN ZHONE SOLUTIONS, INC.		PARTICIPANT
By:	/s/ Thomas J. Cancro	By:	/s/ Charles Daniel Vogt
Print Name:	Thomas J. Cancro	Print Name:	Charles Daniel Vogt
Title:	Chief Financial Officer

EXHIBIT A

TO NON-QUALIFIED INDUCEMENT STOCK OPTION GRANT NOTICE AND

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option to purchase the number of shares of Common Stock indicated in the Grant Notice.

The Option is made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Option (including but not limited to the adjustment provisions contained in Section 12.2 of the Plan), and the Option shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference. For the avoidance of doubt, the Option shall not be counted for purposes of calculating the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan as set forth in Section 3.1(a) of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

The Option is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding stockholder approval of stock option and stock purchase plans. This Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.

ARTICLE I
GRANT OF OPTION

1.1Grant of Option. In consideration of Participant’s agreement to commence employment with and remain in the employ of the Company or an Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the Option to purchase any part or all of an aggregate of the number of shares of Common Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice and this Agreement. The Option shall be a Non-Qualified Stock Option.

1.2Exercise Price. The exercise price per share of the shares of Common Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Common Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.

ARTICLE II
PERIOD OF EXERCISABILITY

2.1Commencement of Exercisability.

(a)Subject to Sections 2.2, 2.3 and 4.4, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice, except that any fraction of a share of Common Stock as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.  The installments provided for in the vesting schedule are cumulative.

(b)No portion of the Option that has not become vested and exercisable on or prior to the date of Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided in the Grant Notice or provided by the Administrator or as set forth in a written agreement between the Company and Participant.

2.2Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 2.3. hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.

2.3Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)The expiration of ten years from the Grant Date;

(b)Except as the Administrator may otherwise approve or as set forth in a written agreement between the Company and Participant, the expiration of three months following the date of Participant’s Termination of Service, unless such termination occurs by reason of Participant’s death, Disability or for Cause;

(c)The expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s Disability or death; or

(d)Except as the Administrator may otherwise approve, the date of Participant’s Termination of Service for Cause.

2.4Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)The Company and its Affiliates have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Affiliate, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement.  Further, if Participant is subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Affiliate employing Participant (or former employer, as applicable) may be required to withhold or account for taxes in more than one jurisdiction. Participant may satisfy the tax withholding obligation in one or more of the forms specified below:

(i)By cash or check made payable to the Company or the Affiliate with respect to which the tax withholding obligation arises;

(ii)By the deduction of such amount from other compensation payable to Participant;

(iii)With the consent of the Administrator, by requesting that the Company withhold a net number of shares of Common Stock issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Affiliates;

(iv)With the consent of the Administrator, by tendering vested shares of Common Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Affiliates;

(v)Through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Affiliate with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Affiliate at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi)In any combination of the foregoing.

(b)In the event Participant fails to provide timely payment of all sums required pursuant to Section 2.4(a), the Company and its Affiliates shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.4(a)(ii) or Section 2.4(a)(iii) above, or any combination of the foregoing as the Company or its Affiliates may determine to be appropriate. If Participant is subject to Section 16 of the Exchange Act at the time the tax withholding obligation arises, the prior approval of the Committee shall be required for any election by the Company to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.4(a)(iii) above pursuant to this Section 2.4(b).

(c)In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 2.4(a)(iii) above, then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Common Stock that are issuable upon exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Affiliate with respect to which the withholding obligation arises.  Participant’s acceptance of this Option constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.4(c), including the transactions described in the previous sentence, as applicable.   If Participant is subject to Section 16 of the Exchange Act at the time the tax withholding obligation arises, the prior approval of the Committee shall be required for any election by the Company pursuant to this Section 2.4(c).

(d)The Company and/or its Affiliate’s withholding obligation shall be determined  based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (or such higher withholding rates as may be determined by the Administrator, which rates shall in no event exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid adverse accounting consequences)).

(e)Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Option.  Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Common Stock.  The Company and its Affiliates do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.  The Company shall not be obligated to deliver any shares of Common Stock issuable with respect to the exercise of the Option to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.

ARTICLE III
EXERCISE OF OPTION

3.1Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof, unless it has been disposed of as permitted under Section 4.3. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.3, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

3.2Partial Exercise. Subject to Section 4.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 2.3 hereof.

3.3Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company), during regular business hours of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 2.3 hereof:

(a)An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b)The receipt by the Company of full payment for the shares of Common Stock with respect to which the Option or portion thereof is exercised, as provided in accordance with Section 3.4 hereof;

(c)The payment of any applicable withholding tax, as provided in accordance with Section 2.4 hereof;

(d)Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with the Applicable Law; and

(e)In the event the Option or portion thereof shall be exercised pursuant to Section 3.1 by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

3.4Method of Payment of Exercise Price. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant:

(a)By cash or check made payable to the Company;

(b)Through delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale;

(c)With the consent of the Administrator, by tendering vested shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable upon the exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or portion thereof being exercised;

(d)With the consent of the Administrator, property of any kind that constitutes good and valuable consideration; or

(e)In any combination of the foregoing.

3.5Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any shares of Common Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b)The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator, in its sole discretion, shall deem necessary or advisable;

(c)The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator, in its sole discretion, shall determine to be necessary or advisable;

(d)The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience;

(e)The receipt by the Company of full payment for such shares of Common Stock, which may be in one or more of the forms of consideration permitted under Section 3.4; and

(f)The receipt of full payment of any applicable withholding tax in accordance with Section 2.4 by the Company or its Affiliate with respect to which the applicable withholding obligation arises.

3.6Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock purchasable upon the exercise of any part of the Option unless and until certificates representing such shares of Common Stock (which may be in book-entry form) shall have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account).  No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 12.2 of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such shares of Stock, including, without limitation, the right to receipt of dividends and distributions on such shares.

3.7Forfeiture and Claw-Back Provisions.  Participant hereby acknowledges and agrees that the Award is subject to the provisions of Section 10.5 of the Plan.

ARTICLE IV
OTHER PROVISIONS

4.1Administration.  For purposes of this Option, the Grant Notice and this Agreement, the “Administrator” shall mean (a) the Company’s Compensation Committee comprised of Independent Directors (as defined below), each of whom is also a Non-Employee Director (as defined below), or (b) a majority of the Company’s Independent Directors. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons.  To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.  For purposes of this Option, the Grant Notice and this Agreement, “Independent Director” shall mean a Director of the Company who is not an Employee of the Company and who qualifies as “independent” within the meaning of NASDAQ Stock Market Rule 5605(a)(2), or any successor rule, if the Company’s securities are traded on the NASDAQ Stock Market, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time. “Non-Employee Director” shall mean a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition.

4.2Whole Shares.  The Option may only be exercised for whole shares of Common Stock.

4.3Option Not Transferable. Participant hereby acknowledges and agrees that the Award is subject to the restrictions on transfer set forth in Section 10.3 of the Plan.

4.4Adjustments.  Participant acknowledges that the Option, including the vesting of the Option, the number of shares subject to the Option, and the exercise price of the Option, is subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Section 12.2 of the Plan.

4.5Conformity to Securities Laws. Participant acknowledges that the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

4.6Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Participant.

4.7Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant (or if Participant is then deceased, to the person entitled to exercise the Option pursuant to Section 3.1) at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 4.7, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (if to Participant) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.8Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.9Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

4.10Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.11Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.12Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

4.13Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.14Entire Agreement.  The Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.15Limitation on Participant’s Rights.  This Agreement confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

4.16Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

4.17Paperless Administration.  By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

4.18Broker-Assisted Sales.  In the event of any broker-assisted sale of shares of Common Stock in connection with the payment of withholding taxes as provided in Section 2.4(a)(v) or Section 2.4(c) or the payment of the exercise price as provided in Section 3.4(b): (a) any shares of Common Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation or exercise of the Option, as applicable, occurs or arises, or as soon thereafter as practicable; (b) such shares of Common Stock may be sold as part of a block trade with other equity award holders in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation or exercise price, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation or exercise price; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Affiliate with respect to which the withholding obligation arises, an amount sufficient to satisfy any remaining portion of the Company’s or the applicable Affiliate’s withholding obligation.

4.19Nature of Grant.  In accepting the Option, Participant understands, acknowledges, and agrees that:

(a)the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b)all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Administrator;

(c)the Option grant shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company or any Affiliate and shall not interfere with the ability of the Company or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any) at any time with or without cause;

(d)the Option and any Shares acquired under the Option, and the income and value of same, are not intended to replace any pension rights or compensation;

(e)the Option and any Shares acquired under the Option, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits, welfare benefits or other similar payments;

(f)the future value of the shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty, and if the underlying shares do not increase in value, the Option will have no intrinsic value;

(g)if Participant exercises the Option and acquires shares, the value of such shares may increase or decrease in value, even below the exercise price;

(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and

(i)unless otherwise provided by the Administrator, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock.

4.20Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell shares or rights to shares during such times when Participant is considered to have “inside information” regarding the Company.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  Participant acknowledges that Participant is responsible for ensuring compliance with any applicable restrictions and should consult Participant’s personal legal advisor on these matters.